Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

ENABLE MIDSTREAM ANNOUNCES EXTENSION OF NATURAL GAS TRANSPORTATION AND STORAGE AGREEMENTS

OKLAHOMA CITY (September 2, 2014) —Enable Midstream Partners, LP (NYSE:ENBL) today announced that its Enable Mississippi River Transmission, LLC (MRT) subsidiary has extended natural gas transportation and storage service agreements with its largest customer, St. Louis-based Laclede Gas Company, at existing contract demand levels through 2017 and 2018.

“Laclede has been a customer of MRT since 1929, and we are very pleased this contract extension continues our long-standing relationship,” said Enable Midstream president and CEO Lynn Bourdon. “This renewal is another example of the value our integrated natural gas midstream assets give producers and consumers on our system the ability to access both supply and market demand.”

ABOUT ENABLE MIDSTREAM PARTNERS
Enable Midstream owns, operates and develops strategically located natural gas and crude oil infrastructure assets. The company’s assets include approximately 11,000 miles of gathering pipelines, 12 major processing plants with approximately 2.1 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which the company owns 49.90 percent), approximately 2,300 miles of intrastate pipelines and eight storage facilities comprising 86.5 billion cubic feet of storage capacity. For more information visit EnableMidstream.com.

# # #